EXHIBIT 99.2
                          [NGC CORPORTAION LETTERHEAD]

MEDIA CONTACT:        Katherine K. Putnam
                      713/507-3936
ANALYST CONTACT:      R. Dean Ayers
                      713/507-6852

               NGC CLOSES MERGER WITH CHEVRON MIDSTREAM BUSINESSES

        HOUSTON (Sept. 3, 1996) -- NGC Corporation shareholders approved on Friday the merger of NGC Corporation with Chevron Corporation's Natural Gas Business Unit and Warren Petroleum Company. The merger, which closed on Saturday Aug. 31, creates the largest natural gas and natural gas liquids marketer in North America.

        "NGC begins business today as North America's leading total energy marketer," said Chuck Watson, chairman and chief executive officer. "We have expanded dramatically our ability to be a multi-commodity provider of the products and services that make up our Energy Store. Our goal now is clear: to be not only the largest, but also the best provider of quality, competitively priced energy products and services to our customers and deliver strong earnings growth to our shareholders."

        Watson said that the merger:

     Significantly increases NGC's natural gas marketing sales volumes from approximately 6.0 billion cubic feet per day (Bcf/d) to approximately 10 Bcf/d.

     Virtually quadruples sales volumes of natural gas liquids from 120,000 barrels per day (Bpd) to 470,000 Bpd.

     Increases the number of gas processing plants from 33 to 57

     Increases NGC's interests in natural gas gathering and transmission pipelines from 10,000 miles to approximately 15,000 miles.

     Expands NGC's natural gas liquids storage capacity from approximately 12 million barrels to 60 million barrels.

     Increases the number of import/export marine terminals from one to three, which offer importers and exporters multiple solutions for moving products to market.

     Adds ten natural gas liquids terminals to NGC's asset base.

        The shareholder vote was the last step toward completing the merger that was announced Jan. 22. For its contribution of its midstream businesses and assets, Chevron receives approximately 38.6 million new shares of NGC common stock and approximately 7.8 million shares of participating preferred stock in the new company. Chevron also receives approximately $285 million in cash and notes, which takes into account certain purchase price adjustments contained in the merger documents. Chevron and NGC's two current major shareholders, British Gas, plc and NOVA Corp. will each own approximately 25 percent of NGC's common stock.

        NGC's primary businesses are:

        NATURAL GAS CLEARINGHOUSE (Clearinghouse), the largest natural gas marketer in North America combines Chevron's Natural Gas Business Unit, formerly the fourth largest natural gas marketer in North America, with Clearinghouse, formerly the second largest natural gas marketer in North America. The new premier gas marketer will hold a 14 percent share of the North American market. Under the merger agreement, Clearinghouse will supply natural gas to Chevron's North American corporate facilities.

        WARREN PETROLEUM COMPANY, L.P., NGC's natural gas liquids division, combines NGC's former Trident division with Chevron's Warren Petroleum. NGC's Trident was the largest independent gas liquids operation in North America. With the assets of Warren, the combined new company will be the largest marketer and second largest processor of natural gas liquids in the United States. Under the merger agreement, Warren will supply gas liquids and feedstocks to Chevron's refineries and chemical plants throughout North America.

        ELECTRIC CLEARINGHOUSE, INC. (ECI) is NGC's wholesale purchaser, transporter and marketer of electricity. ECI will, in some locations, market Chevron's excess power generation capacity and will, in some cases, provide electric power to Chevron's North American facilities.

        NGC OIL TRADING AND TRANSPORTATION, INC. (NOTTI), NGC's crude oil business, offers a full range of crude oil value-added marketing services to producers and customers.

        NGC GLOBAL ENERGY, NGC's international division, will take advantage of opportunities around the globe as foreign energy markets are deregulated and NGC can offer its expertise as an experienced energy commodity marketer.

        NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energy-product-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.